May 14, 1999



WGI, LLC
One East Putnam Avenue
Greenwich, CT  06830

Re:      First Quarter Dividend Waiver -- Series H Preferred Stock

Gentlemen:

This letter confirms the agreement between Signal Apparel Company, Inc. (the "Company") and WGI, LLC ("WGI") whereby WGI, as holder of all issued and outstanding shares of the Company's Series H Preferred Stock, for good and valuable consideration and in order to facilitate the Company's ongoing restructuring of its business operations in accordance with management's strategic plan approved by the Company's Board of Directors, has agreed to waive all dividends which otherwise would have accrued with respect to the Series H Preferred Stock held by WGI during the first quarter of the Company's fiscal 1999 and would have been payable, when and as declared by the Company's Board of Directors, at year end in accordance with the terms of the Series H Preferred Stock. This waiver is effective only as to dividends which otherwise would have accrued on the Series H Preferred Stock, in accordance with its terms, during the first quarter of the Company's fiscal 1999 (ended April 3, 1999) and does not affect any other rights of WGI as holder of all of the issued and outstanding shares of the Series H Preferred Stock.

Please acknowledge your agreement with these terms by executing this letter agreement where indicated below.

Agreed and Accepted:                        SIGNAL APPAREL COMPANY, INC.

WGI, LLC
                                            By: /s/ Robert J. Powell
                                                -----------------------------
                                                Robert J. Powell, Vice President
By:   /s/ Paul R. Greenwood
      -------------------------------
      Paul R. Greenwood, Manager


Date:  May 14, 1999